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Obianozo Chukwuma <obi@seedinvest.com>

Invest in Diversity & Reserve Shares in New Reg A+ Deal

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SeedInvest <deals@seedinvest.com> Mon, Mar 15, 2021 at 2:58 PM
Reply-To: contactus@seedinvest.com
To: obi@seedinvest.com

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Weekly Deal Newsletter

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SwayBrand | Marketplace helping brands authentically connect with diverse audiences

SwayBrand is a two-sided digital marketplace that provides brands exclusive insights and content, agile cultural access, and premium talent to help brands strategically connect with diverse audiences.

Highlights include:

- Signed a contract with Conagra Brands, opening up engagement opportunities across their 70 consumer brands
- Won the NFLPA Startup Pitch Competition in January 2020, and signed partnership with NBA Legends (the National Basketball Retired Players Association)
- Key investors include Michael Alter (Chicago Sky), Mike Gamson (Relativity), and J Schwan (Kin + Carta)

SwayBrand's campaign is already successfully funded and still accepting investments.

LEARN MORE & FOLLOW

Now Accepting Reservations



Innovega I Smart contact lenses & glasses

Innovega is creating smart contact lenses and glasses that deliver high-performance AR/VR experiences. The company previously successfully raised on SeedInvest two times and is back for its Series A round.

Highlights include:

- The company has 14 issued U.S. patents and 13 pending patents protecting contact lenses, eyewear, optical systems, display systems, gaze-tracking, cameras, and vision and hearing enhancement
- Raised $10M to date with $5.8M in government contracts, grants, and commercial revenue, generating $2M in gross profit
- Completed necessary pre-clinical testing, and FDA 510(k) clinical trials are underway

LEARN MORE & FOLLOW

Upcoming Webinars

- **March Reg CF Digital Demo Day** | Tuesday, March 16th at 1pm ET
- **Death & Co's Kick-Off Webinar** | Tuesday, March 16th at 4pm ET
- **Perfitly's Final Webinar** | Tuesday, March 23rd at 4pm ET
- **Virtuix's Final Webinar** | Tuesday, March 30th at 2pm ET
- **April Reg A+ Monthly Webinar** | Thursday, April 1st at 4pm ET

SeedInvest Promotions & Perks

- Gryphon I Reservations will bump investors up one tier upon conversion to an investment. **Learn more.**
- Death & Co I All investors who reserve shares and purchase their reserved shares will receive access to the Death & Co Cocktail Compendium, with almost

1K original cocktails, as well as the Investor Cocktail 101 Virtual Class. Previous investors will receive additional bonus perks. **Learn more.**

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SeedInvest Auto Invest

Looking for an easier way to build your startup portfolio? SeedInvest Auto Invest does just that by allowing you to build a portfolio of 5-25 highly-vetted, early-stage startups with investment minimums as low as $200 per company. Auto Invest investors can opt out at any time. Learn more here.

Refer an Entrepreneur

Know an entrepreneur who would be a great fit to raise on SeedInvest? Refer an entrepreneur to the SeedInvest team here.

Browse all deals. Learn more about all of our investment opportunities.

Questions? Email us. We're happy to help.

SeedInvest's selection criteria does not suggest higher quality investment opportunities nor does it imply that investors will generate positive returns in investment opportunities on SeedInvest. Learn more about due diligence in the SeedInvest Academy and our vetting process in our FAQs.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Certain accredited investors will still receive custom deal outreach based on their noted investor preferences.

SwayBrand, and Perfitly are offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has filed a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained at: SwayBrand: https://www.seedinvest.com/swaybrand, Perfitly: https://www.seedinvest.com/perfitly

Death & Co, Innovega, and Gryphon are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Death & Co: https://www.seedinvest.com/death.co, Innovega: https://www.seedinvest.com/innovega, Gryphon: https://www.seedinvest.com/gryphon

Virtuix is offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Virtuix: https://www.seedinvest.com/virtuix